CONTACT:
Budd Zuckerman or Keely Hawk
Genesis Select Corp.
(303) 357-6565

FOR IMMEDIATE RELEASE

               New Frontier Media Closes IGallery Acquisition
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  NOOF ACQUIRES LEADING INTERNET-BASED ADULT ENTERTAINMENT, E-COMMERCE AND
                            TECHNOLOGY COMPANIES

         Boulder, Colorado (October 28, 1999) - New Frontier Media, Inc. (Nasdaq
- NOOF), a leader in the electronic distribution of adult entertainment, announced that following approval by its shareholders at its Annual Shareholder meeting held yesterday, the Company completed the acquisition of the IGallery Companies which includes Interactive Gallery, Inc. ("IGI"), Interactive Telecom Network, Inc. ("ITN"), and 90% of Card Transactions, Inc. ("CTI"). Under the terms of the Agreement, New Frontier Media, Inc. ("New Frontier Media") will issue an aggregate of 6,000,000 restricted shares of the Company's common stock, or approximately 30% of the Company's outstanding common stock, to the IGallery Companies. The transaction is valued at $31 million.

         The IGallery Companies are a group of Internet-based businesses that provide a wide variety of adult content and broad-based technical capabilities offering service 24-hours-a-day both to the consumer market, currently over 100,000 monthly subscribers, and to a commercial market of over 10,000 webmasters.

         For the six months ended June 30, 1999, the IGallery Companies reported sales of $13.7 million and net income of $1.9 million. Given the effect of a pooling of interest, the combined entity would have reported positive earnings on an EBITDA basis for the three months ended September 30, 1999.

         "The IGallery Companies provide substantial Internet distribution and marketing opportunities for New Frontier Media. The Companies have significant expertise in Internet traffic management, pointing over 23 million visitors per month to their sites," explained Mark H. Kreloff, Chairman and Chief Executive Officer of New Frontier Media. The IGallery Companies have the technical capability and expertise to support traffic volumes in excess of 100 million visitors per month. Through ITN, they can manage their own software development, bandwidth requirements, reporting systems, transaction processing, fraud control and other e-commerce based functions.

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         "The IGallery Companies give us the full complement of technical capabilities to enhance our leadership position in the electronic distribution of adult entertainment," stated Kreloff. He went on to say, "With this acquisition, we have the ability to leverage all forms of electronic distribution. In addition, we expect that Broadband and video-on-demand technologies will create new opportunities for the combined company as we move forward."

         Gregory Dumas, President of IGI, stated, "As a result of the acquisition by New Frontier Media, we become the most content-rich adult entertainment company on the Internet. In addition, we now have a public currency with which to further our acquisition strategy and to attract the best expertise in our industry."

         ABOUT THE IGALLERY COMPANIES

         IGI designs, creates and implements company-owned subscription/membership-based web sites for the adult Internet consumer markets. IGI maintains a consumer membership base of approximately 100,000 subscribers. In addition, IGI creates web sites that are targeted to the adult webmaster community that resell IGI's content to their own members or subscribers.

         ITN serves as a single source for a comprehensive range of high-performance, flexible and scalable Internet products and services, including dedicated access, web hosting, co-location, e-commerce application development, streaming media, and bandwidth management. ITN's network infrastructure enables the delivery of live and on-demand video events to millions of Internet users.

         CTI, or "Card.com" on the Internet, is a credit and transaction processing company that intends to become a leading provider of secure, fully automated credit card payment capabilities, including fraud control, authorization and settlement with major credit card companies, and real time transaction searching and reporting for monitoring business transactions on the Internet.

         ABOUT NEW FRONTIER MEDIA

         New Frontier Media, Inc. is a leader in the electronic distribution of adult entertainment. Through its programming subsidiary, the Company currently distributes adult entertainment via pay-per-view and subscription cable/satellite video networks and the Internet. Cable/DBS networks include TeN(TM) (The Erotic Network), which incorporates partial-editing standards and Pleasure(TM), which incorporates the most-edited standard available in the category.

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This press release contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. The Company intends the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements. All statements regarding the Company's expected financial position and operating results, its business strategy, its financing plans and the outcome of any contingencies are forward-looking statements. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward looking statements.

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